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                                                                     Exhibit 8.1



              [Paul, Weiss, Rifkind, Wharton & Garrison Letterhead]






(212) 373-3000

(212) 757-3990















                                                         August 17, 2000


CoreComm Limited
110 East 59th Street
New York, NY 10022

                        Re:  Registration Statements on Form S-4

Dear Ladies and Gentlemen:

            In connection with the Registration Statements on Form S-4 of CoreComm Merger Sub, Inc. and ATX Telecommunications Services, Inc. (the "Forms S-4") filed by those registrants with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations thereunder (the "Rules") relating to the issuance of common stock, par value $0.01 per share, of those registrants in connection with certain transactions involving ATX Telecommunications Services, Inc., Voyager.net, Inc. and CoreComm Limited, we have been requested to render our opinion as to the matters hereinafter set forth. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Forms S-4.

            In this regard, we have reviewed copies of the Forms S-4 (including the exhibits and amendments thereto). We have also made such other investigations of fact and law and have examined the originals, or copies authenticated to our satisfaction, of such other documents, record, certificates or other instruments as in our judgment are necessary or appropriate to render the opinion expressed below. The opinion set forth below is further based upon certain factual representations set forth in representation letters from Voyager and CoreComm dated as of the date hereof. We have assumed that such representations are true,
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correct and complete from the date hereof through the date of the Voyager merger, and that no actions inconsistent with such representations will be taken.

            The opinion set forth below is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date hereof. The statutory provisions, regulations, and interpretations upon which our opinion is based are subject to change, and such changes could apply retroactively. Any such change could affect the continuing validity of the opinion set forth below. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth herein, and no opinions are to be implied or may be inferred beyond the opinion expressly set forth below.

            Based upon and subject to the foregoing, as well as the limitation set forth below, we confirm that the federal income tax consequences to the CoreComm shareholders set forth under the subheadings "Treatment of CoreComm Shareholders" and "Reporting Requirements," which are under the heading "Material United States Federal Income Tax Considerations" in the Forms S-4, constitute our opinions with respect to such matters.

            No opinion is expressed as to any matter not specifically addressed above. Also, no opinion is expressed as to the tax consequences of the domestication merger, the ATX merger or the Voyager merger under any foreign, state or local tax law. Moreover, you should recognize that our opinion is not binding on the Internal Revenue Service (the "Service"), that the Service may disagree with the opinion set forth above, and that although we believe that the opinion set forth above would be sustained if challenged, there can be no assurance to that effect.

            We hereby consent to the filing of this opinion as an exhibit to the Forms S-4, or any amendment pursuant to Rule 462 under the Act, and to the use of our name under the heading "Legal Matters" and "Material United States Federal Income Tax Considerations" in the Forms S-4, or any amendment pursuant to Rule 462 under the Act. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

                        Very truly yours,

                        /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON
                        --------------------------------------------

                        PAUL, WEISS, RIFKIND, WHARTON & GARRISON